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                                                                     EXHIBIT 4.2

                              RESTRICTED STOCK AGREEMENT


    This Agreement, dated as of June 5, 1996 (this "AGREEMENT"), by and between Guitar Center Management Company, Inc., a California corporation (the "COMPANY"), and _______________, an individual ("EMPLOYEE").


                                       RECITALS

    A. The Company and Employee are party to that certain Employment Letter, dated as of May 31, 1996 (the "EMPLOYMENT LETTER"), pursuant to which the Company has engaged Employee to serve as its Executive Vice President and Chief Operating Officer subject to the terms and conditions therein.

    B. Pursuant to the Company's Amended and Restated 1987 Stock Option Plan, dated October 21, 1992, Employee was granted options to acquire _______ shares of the Company's Common Stock.

    C. In connection with the Employment Letter and the transactions contemplated by that certain Agreement, dated as of May 1, 1996 (the "Purchase Agreement"), among the Company, Chase Venture Capital Associates, L.P., Weston Presidio Capital II, L.P., Wells Fargo Small Business Investment Company, Inc. and the Stockholders (as defined therein), the Company and Employee desire, among other things, to cancel the Common Stock options granted to Employee and, in recognition of Employee's services to the Company, to issue shares of the Company's Preferred Stock, subject to the restrictions contained herein.

    D. As a condition precedent to the Purchase Agreement, the Company and Employee are required to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the parties agree as follows.

    1. DEFINITIONS. Terms used in this Agreement shall have the following meanings:

         "ACT" means the Securities Act of 1933, as amended.

         "COMMON STOCK" mean the common stock, no par value, of the Company, and any other securities that may be distributed by the Company or its successor with respect thereto or in exchange thereof.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FAMILY GROUP" shall have the meaning ascribed to it in the Stockholders Agreement.

         "LIQUIDATION VALUE" shall have the meaning set forth in the Certificate of Designations, Preferences and Rights of 8% Junior Preferred Stock of the Company.


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         "LIQUIDITY EVENT" means the sale or redemption of any shares of Common
Stock or Preferred Stock of the Company for cash.

         "NET PROCEEDS FROM LIQUIDITY EVENTS" means the proceeds received by Employee or any of his Permitted Transferees in connection with a Liquidity Event (net of any transaction costs payable by Employee or a Permitted Transferee in connection with such Liquidity Event and net of any federal or state income taxes or any gain realized as a result of such Liquidity Event, other than taxes resulting from the lapsing of the Restricted Period).

         "PERMITTED TRANSFEREE" means any direct or indirect transferee of any shares of Preferred Stock or Common Stock from Employee pursuant to Section 3 hereof or Section 5 of the Stockholders Agreement.

         "PREFERRED STOCK" means the 8% Junior Preferred Stock of the Company, created pursuant to the Certificate of Designations, Preferences and Rights of 8% Junior Preference Stock of the Company, and any other securities that may be distributed by the Company or its successor with respect thereto or in exchange thereof.

         "QUALIFIED PUBLIC OFFERING" shall have the meaning ascribed to it in the Stockholders Agreement.

         "RESTRICTED PERIOD" means the period commencing on the date hereof and ending on the earliest to occur of: (a) the completion of a Qualified Public Offering of the Company; (b) a Sale of the Company; or (c) the fifth anniversary of the date of this Agreement.

         "SALE OF THE COMPANY" shall have the meaning ascribed to it in the Stockholders Agreement.

         "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement, dated as of June 5, 1996, among the Company, Employee and the other Stockholders defined therein.

         "TAX OBLIGATIONS" means all state and federal income and payroll taxes due as a result of the deemed receipt of compensation deriving from the issuance of the Shares hereunder and/or such lapsing of the Restricted Period with respect to the Shares.

         "TERRITORY" means the cities and metropolitan area specified on EXHIBIT A hereto.

         "TRANSFER" or "TRANSFERRED" shall have the meaning ascribed to it in the Stockholders Agreement.

    2. ISSUANCE OF PREFERRED STOCK; CANCELLATION OF COMMON STOCK OPTIONS. In recognition of Employee's services to the Company, the Company hereby issues and grants to Employee __________ shares of the Company's Preferred Stock (the "SHARES"). Employee hereby acknowledges the cancellation pursuant to the Purchase Agreement of

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Employee's options under the Stock Option Plan to purchase __________ shares of
Common Stock.

    3. RESTRICTIONS ON TRANSFER. (a) During the Restricted Period, none of the Shares may be Transferred; PROVIDED, HOWEVER, all or part of Employee's legal interest in the Shares may, upon request by Employee, be Transferred (i) to a member of Employee's Family Group; (ii) upon the dissolution of the marriage of Employee; or (iii) upon the bankruptcy of Employee; PROVIDED, FURTHER, that in each such case the restrictions contained herein shall continue to be applicable based on Employee's actions or circumstances with respect to the Shares held by the transferee, and shall also be subject to the provisions of Stockholders Agreement.

         (b) Any attempted Transfer other than in accordance with this Section 3 shall be void, and the Company shall refuse to recognize any such Transfer and shall not reflect on its records any change in record ownership of the Shares pursuant to any such attempted Transfer.

    4. FORFEITURE OF SHARES. If, during the Restricted Period, Employee directly or indirectly engages in, assists, gives or lends funds to or otherwise finances, becomes employed by or consults with, or has a financial or other interest in, any business which engages in selling at retail musical instruments, pro-audio equipment or related accessories within the Territory whether for or by himself or as a representative for any other person (PROVIDED, HOWEVER, that the aggregate ownership by Employee of no more than two percent (or a fully diluted basis) of the outstanding equity securities traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system, and which entity competes with the Company (or any part thereof) within the Territory, shall not (by itself) be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor), then the Shares shall be automatically forfeited, without consideration, and returned to the Company and Employee (or his Permitted Transferees) shall have no rights or interest with respect to the Shares as of such date.

    5. VOTING RIGHTS; DIVIDENDS AND OTHER DISTRIBUTIONS. Subject to Section 4, during the Restricted Period Employee may exercise full voting rights with respect to the Shares and Employee (or his Permitted Transferees) shall be entitled to receive all dividends and other distributions paid with respect to the Shares. If any such dividends or distributions are paid in additional shares of Preferred Stock, the shares will be subject to the same restrictions hereunder as the Shares with respect to which they were paid.

    6. PAYMENT OF TAXES. (a) If, at the end of the Restricted Period (or at such other time as Employee is deemed for federal income tax purposes to realize compensation income from receipt of the Shares), Employee's Shares have not otherwise been forfeited under Section 4 and the Net Proceeds From Liquidity Events received by Employee and his Permitted Transferees during the Restricted Period, if any, does not equal or exceed an amount sufficient to discharge such Employee's Tax Obligations, then the Company (or its designee) shall loan to Employee an amount sufficient for Employee to pay such Tax


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Obligations, as and when such Tax Obligations shall be payable by Employee, less the amount of Net Proceeds From Liquidity Events received by Employee and his Permitted Transferees during the Restricted Period. The Company (or its designee) may, at its option, alternatively repurchase from Employee for cash a number of Shares at the Liquidation Value thereof sufficient in amount to pay the Tax Obligations. In the event the Company (or its designee) makes a loan for payment of the taxes due, such loan will be fully recourse to Employee, will bear interest at an interest rate then being paid by the Company on its revolving credit facility and principal will be payable in five equal annual installments. To secure the prompt payment of such loan, the Company (or its designee) may, as a condition to effectiveness of the loan, require Employee to grant a first priority perfected security interest to the Company (or its designee) in all of the Common Stock and Preferred Stock then owned by Employee and his Permitted Transferees (collectively, the "PLEDGED STOCK"), and in such event Employee and his Permitted Transferees shall enter into such customary security agreements and pledge agreements (including transferring custody of the share certificates along with any stock powers assigned in blank) for the benefit of the Company (or its designee) as may be reasonably necessary to effectuate such security interests. Employee and his Permitted Transferees shall retain the right to vote with respect to the Pledged Stock notwithstanding the grant of such security interest. Any dividends and distributions payable with respect to the Pledged Stock shall be paid to the Company (or its designee) and applied by the Company (or its designee) to reduce principal of the loan, applied in inverse order of maturity, until such time as all outstanding principal and interest is paid in full. Subject to the terms of the Stockholders Agreement and the restrictions on transfer in this Agreement, Employee or his Permitted Transferee may sell, in a bona-fide arms-length transaction, all or any portion of the Pledged Stock free and clear of the Company's (or its designee's) security interest; PROVIDED, HOWEVER, that the Net Proceeds from Liquidity Events subsequent to the Restricted Period shall be remitted to the Company (or its designee) to the extent required to repay the loan. Payments so received by the Company (or its designee) shall be applied by the Company (or its designee) to reduce principal of the loan applied in inverse order of maturity, until such time as all principal and interest is paid in full. The receipt of any security for any loan made to Employee hereunder shall not relieve Employee of his obligations to repay such loan in full, including any deficiency that may exist after the application of the collateral. As a condition to making any loan hereunder, the Company (or its designee) must be reasonably satisfied that no legal restrictions on enforcement of the loan, in the manner described herein, exists as a result of (i) any action or omission of employee or (ii) his legal incapacity to borrow.

         (b) The Company will take the minimum tax withholding as may be required by law from any payment to be made by Company to Employee which is concurrent with, or is triggered by, a payment of tax. Employee agrees to pay to the Company amounts equal to any withholding amount that the Company is required to collect with respect to any income recognized by Employee as a result of the issuance of the Shares, the lapsing of the Restricted Period or any other disposition of the Shares. All such amounts shall be payable to the Company within five days of the Company's request therefor. Company shall lend such funds to Employee to the extent provided in Section 6(a) hereof and if Employee fails to pay any other sum so requested to be withheld on a timely basis, the Company may offset


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such amounts against any other payments (including loan proceeds) that the
Company is otherwise required to make to Employee.

         (c) If the Company elects to repurchase certain Shares as provided above, then from and after such time, Employee (or his Permitted Transferees) shall no longer have any rights as a holder of such repurchased Shares (other than the right to receive the consideration therefor), and such shares shall be deemed repurchased and the Company shall be deemed the owner and holder of such shares. Employee shall deliver to Company certificates representing the repurchased shares, although the failure to deliver such certificates shall not affect Company's ownership thereof.

         (d) The Employee recognizes and agrees that the Company's ability to make loans to, or to repurchase Shares from, the Employee pursuant to this
Section is subject to the restrictions contained in the Company's agreements with its lenders and the Certificate of Designations for the Company's 14% Senior Exchangeable Preferred Stock, as such restrictions exist as of the date hereof, or are hereafter modified with the consent of at least one of the directors designated to the Company's Board of Directors pursuant to Section 10(a)(i) of the Stockholders' Agreement. The Company agrees to use its commercially reasonable best efforts to obtain consent from such lenders and the requisite holders of the 14% Senior Exchangeable Preferred Stock if, as, and to the extent necessary, in order to permit the Company to make loans, as, and when, and in the amount, required by this Section 6.

    7.   REPRESENTATIONS REGARDING SHARES.

         (a) The Shares have not been registered under the Act and are being issued to Employee in reliance upon an exemption from such registration. Employee hereby acknowledges receipt of a copy of this Agreement. The Shares have not been qualified under the California Corporate Securities Law of 1968 and are being issued to Employee in reliance upon the exemption from qualification provided by Section 25102(f) thereof.

         (b) As an inducement to the Company to issue the Shares to Employee, and in order to establish the suitability of Employee in such an investment, Employee hereby represents and warrants to the Company as follows:

              (i) Employee is aware of and familiar with the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach a knowledgeable and informed decision to acquire the Shares. Employee is acquiring the Shares for investment for his own account, not for resale, without any intention of or view toward or for participating, directly or indirectly, in a distribution of the Shares or any portion thereof.

              (ii) Employee has consulted with such professional advisors (the "REPRESENTATIVES"), if any, as Employee has seen fit in connection with this proposed investment.


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              (iii)     Employee and his Representatives, if any, have such
knowledge and experience in financial and business matters that Employee is capable of evaluating the merits and risks of investment in the Shares.

              (iv) Employee understands that an investment in the Company is speculative, that any possible profits therefrom are uncertain, and that Employee must bear the economic risks of the investment in the Company for an indefinite period of time. Employee is able to bear these economic risks and to hold the Shares for an indefinite period.

              (v) Employee and his Representatives, if any, have received all information and data with respect to the Company which Employee or his Representatives have requested and have deemed relevant in connection with an evaluation of the merits and risk of this investment in the Company, and do not desire any further information or data with respect to the Company prior to the purchase of the Shares.

              (vi) Employee is a bona fide resident and domiciliary, not a temporary transient resident, of and Employee's principal residence is in the State of California, and Employee does not have any present intention of moving his principal residence from California.

              (vii) Employee understands and agrees that (i) the legends set forth in Section 8 will be placed on the certificates evidencing the Shares and on certificates issued to transferees; (ii) the stock records of the Company will be noted with respect to such restrictions; and (iii) the Company will not be under any obligation to register the Shares or to comply with any exemption available for sale of the Shares without registration.

              (viii) Employee understands that, under relevant securities law requirements, additional restrictions on the transferability of the Shares will apply, unless Company, in its discretion, otherwise determines. Employee understands that the Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. The Company is under no obligation to so register the Shares. Employee understands that Rule 144 of the Securities and Exchange Commission permits limited public resale of securities acquired in a non-public offering subject to satisfaction of certain conditions. Employee understands that the Company may not be satisfying, and is not obligated to satisfy, any requirement of Rule 144 at such time as Employee might wish to sell any of the Shares, and, if so, Employee might be precluded from selling any of the Shares under Rule 144.

         8. LEGENDS ON SHARES. In addition to any legends which may be required under the Stockholders Agreement or otherwise, each certificate representing the Shares shall have conspicuously printed on it the following legends:


         (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AS SET FORTH IN A RESTRICTED STOCK AGREEMENT BETWEEN THE CORPORATION AND THE


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    REGISTERED HOLDER OR HIS PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON
    FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION."

         (b) Any legend required to be placed thereon by the California Commissioner of Corporations, or required by the applicable blue sky laws of any state.

    9. EMPLOYMENT. The parties acknowledge that nothing in this Agreement shall affect in any manner whatsoever the rights or obligations of the parties with respect to Employee's employment by the Company.

    10. ATTORNEYS' FEES. The prevailing party in any legal action arising out of this Agreement shall be entitled, in addition to any other rights and remedies such party may have, to reimbursement for its expenses, including costs and reasonable attorneys' fees.

    11. RIGHTS AS A SHAREHOLDER. Subject to the provisions and limitations hereof and the terms of the Stockholders Agreement, Employee may, during the term of this Agreement, exercise all rights and privileges of a shareholder of the Company with respect to the Shares.

    12.  MISCELLANEOUS PROVISIONS.

         (a) The parties will execute such further instruments and take such further action as may reasonably be necessary to carry out the intent of this Agreement.

         (b) All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notices, requests, demands, claims or other communications hereunder shall be delivered personally to the recipient, delivered by United States Post office mail (postage prepaid and return receipt requested), telecopied to the intended recipient at the number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

         If to the Company, to:

         Guitar Center Management Company, Inc.
         5155 Clareton Drive
         Agoura Hills, California  91362
         Attention: Chief Executive Officer
         Telecopier: 818-735-8833


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         With copies to:

         O'Sullivan Graev & Karabell, LLP
         30 Rockefeller Plaza
         New York, New York 10012
         Attention: Harvey M. Eisenberg, Esq.
         Telephone: (212) 408-2400
         Telecopier: (212) 408-2420

         Buchalter, Nemer, Fields & Younger
         601 South Figueroa Street, #2400
         Los Angeles, California 90017
         Attention: Mark Bonenfant, Esq.
         Telephone: (213) 891-0700
         Telecopier: (213) 896-0400

         Sidley & Austin
         555 W. Fifth St.
         Los Angeles, California  90013-1010
         Attention: Moshe Kupietzky
         Telecopier:  213-896-6600

         If to Employee, to:

         _______________
         _______________________
         _______________________

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed to have been delivered and received (a) when delivered, if personally delivered, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.

         (c) The Company may assign its rights under this Agreement. If any such assignment requires consent of the California Commissioner of Corporations, the parties agree to cooperate in requesting such consent. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Employee, Employee's heirs, executors, administrators, successors and assigns.

         (d) No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.


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         (e)  This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.

         (f) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF CALIFORNIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

         (g) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (h) It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Without limiting the generality of the preceding sentence, if at the time of enforcement of paragraph 4(b) of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

         (i) This Agreement may not be amended, modified or supplemented except by a writing executed by both parties.

         (j) The section headings contained in this Agreement are included for convenience of reference only and are not intended by the parties to be a part of or to affect the meaning or interpretation of this Agreement.

         (k) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                             "The Company"

                             GUITAR CENTER MANAGEMENT
                             COMPANY, INC., a California corporation



                             By: ______________________________________
                                   Name:
                                   Title:



                             "Employee"

                             _______________


                             __________________________________________
                             Address:


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                                       CONSENT


    The undersigned spouse of Employee agrees that the spouse's interest in the Shares subject to this Agreement shall be irrevocably bound by this Agreement and further understands and agrees that any community property interest, if any, shall be similarly bound by this Agreement.




                                  ______________________________________
                                  Spouse of Employee


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